EXHIBIT #10.13

                                CREDIT AGREEMENT

                          Dated as of November 5, 2003

                                      among

                              NAVARRE CORPORATION,
                                  as Borrower,

                                       and

                          HILCO CAPITAL LP, as Lender,

                                       and

                          BCI ECLIPSE COMPANY, LLC and
                      ENCORE SOFTWARE, INC., as Guarantors

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

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
1.       Amount and Terms of Credit...............................................................................1
         1.1      Term Loan.......................................................................................1
         1.2      Procedures for Borrowing........................................................................2
         1.3      Prepayments.....................................................................................2
         1.4      Use of Proceeds.................................................................................3
         1.5      Interest........................................................................................3
         1.6      Expense Deposit.................................................................................4
         1.7      Intentionally left blank........................................................................4
         1.8      Cash Management Systems.........................................................................5
         1.9      Fees............................................................................................5
         1.10     Receipt of Payments.............................................................................5
         1.11     Application and Allocation of Payments..........................................................5
         1.12     Loan Account and Accounting.....................................................................6
         1.13     Indemnity.......................................................................................6
         1.14     Access..........................................................................................6
         1.15     Taxes...........................................................................................7
         1.16     Capital Adequacy; Increased Costs; Illegality...................................................7
         1.17     Single Loan.....................................................................................8

2.       Conditions Precedent.....................................................................................8
         2.1      Conditions to the Initial Loans.................................................................8

3.       Representations and Warranties..........................................................................10
         3.1      Corporate Existence; Compliance with Law.......................................................10
         3.2      Executive Offices, Collateral Locations, FEIN..................................................10
         3.3      Corporate Power, Authorization, Enforceable Obligations........................................11
         3.4      Financial Statements and Projections...........................................................11
         3.5      Material Adverse Effect........................................................................12
         3.6      Ownership of Property; Liens...................................................................12
         3.7      Labor Matters..................................................................................13
         3.8      Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness......................13
         3.9      Government Regulation..........................................................................13
         3.10     Margin Regulations.............................................................................14
         3.11     Taxes..........................................................................................14
         3.12     ERISA..........................................................................................14
         3.13     No Litigation..................................................................................15
         3.14     Brokers........................................................................................15
         3.15     Intellectual Property..........................................................................15
         3.16     Full Disclosure................................................................................16


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                                TABLE OF CONTENTS

                                   (continued)

                                                                                                               PAGE
                                                                                                               ----
         3.17     Environmental Matters..........................................................................16
         3.18     Insurance......................................................................................17
         3.19     Deposit and Disbursement Accounts..............................................................17
         3.20     Government Contracts...........................................................................17
         3.21     Customer and Trade Relations...................................................................17
         3.22     Agreements and Other Documents.................................................................17
         3.23     Solvency.......................................................................................18
         3.24     E-Splice.......................................................................................18

4.       Financial Statements and Information....................................................................18
         4.1      Reports and Notices............................................................................18
         4.2      Communication with Accountants.................................................................18

5.       Affirmative Covenants...................................................................................18
         5.1      Maintenance of Existence and Conduct of Business...............................................18
         5.2      Payment of Charges.............................................................................18
         5.3      Books and Records..............................................................................19
         5.4      Insurance; Damage to or Destruction of Collateral..............................................19
         5.5      Compliance with Laws...........................................................................20
         5.6      Supplemental Disclosure........................................................................21
         5.7      Intellectual Property..........................................................................21
         5.8      Environmental Matters..........................................................................21
         5.9      Landlords' Agreements..........................................................................22
         5.10     Working Capital Borrowing Availability.........................................................22
         5.11     Clean Down.....................................................................................22
         5.12     Further Assurances.............................................................................22

6.       Negative Covenants......................................................................................23
         6.1      Mergers, Subsidiaries, Etc.....................................................................23
         6.2      Investments; Loans and Advances................................................................26
         6.3      Indebtedness...................................................................................27
         6.4      Employee Loans and Affiliate Transactions......................................................28
         6.5      Capital Structure and Business.................................................................28
         6.6      Guaranteed Indebtedness........................................................................29
         6.7      Liens..........................................................................................29
         6.8      Sale of Stock and Assets.......................................................................29
         6.9      ERISA..........................................................................................30
         6.10     Financial Covenants............................................................................30
         6.11     Hazardous Materials............................................................................30
         6.12     Sale-Leasebacks................................................................................30


                                TABLE OF CONTENTS

                                   (continued)

                                                                                                               PAGE
                                                                                                               ----
         6.13     Cancellation of Indebtedness...................................................................30
         6.14     Restricted Payments............................................................................30
         6.15     Change of Corporate Name or Location; Change of Fiscal Year....................................31
         6.16     No Impairment of Intercompany Transfers........................................................31
         6.17     No Speculative Transactions....................................................................31
         6.18     Leases; Real Estate Purchases..................................................................31
         6.19     Intentionally left blank.......................................................................31
         6.20     Amendments to Purchase Documents, Working Capital Loan Documents and BCI Subordinated
                  Debt Documents.................................................................................31
         6.21     Intentionally left blank.......................................................................32
         6.22     Intentionally left blank.......................................................................32
         6.23     Trade-Debt.....................................................................................32

7.       Term....................................................................................................32
         7.1      Termination....................................................................................32
         7.2      Survival of Obligations Upon Termination of Financing Arrangements.............................32

8.       Events of Default; Rights and Remedies..................................................................32
         8.1      Events of Default..............................................................................32
         8.2      Remedies.......................................................................................34
         8.3      Waivers by Credit Parties......................................................................34

9.       Assignment and Participations...........................................................................35
         9.1      Assignment and Participations..................................................................35

10.      Successors and Assigns..................................................................................35
         10.1     Successors and Assigns.........................................................................35

11.      Miscellaneous...........................................................................................35
         11.1     Complete Agreement; Modification of Agreement..................................................35
         11.2     Amendments and Waivers.........................................................................35
         11.3     Fees and Expenses..............................................................................36
         11.4     No Waiver......................................................................................37
         11.5     Remedies.......................................................................................37
         11.6     Severability...................................................................................37
         11.7     Conflict of Terms..............................................................................37
         11.8     Confidentiality................................................................................37
         11.9     GOVERNING LAW..................................................................................38

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                                TABLE OF CONTENTS

                                   (continued)

                                                                                                               PAGE
                                                                                                               ----
         11.10    Notices........................................................................................39
         11.11    Section Titles.................................................................................39
         11.12    Counterparts...................................................................................39
         11.13    WAIVER OF JURY TRIAL...........................................................................39
         11.14    Press Releases and Related Matters.............................................................40
         11.15    Reinstatement..................................................................................40
         11.16    Advice of Counsel..............................................................................40
         11.17    No Strict Construction.........................................................................40
         11.18    Lender Advertising.............................................................................40
         11.19    Collective Enterprise..........................................................................40
         11.20    Intercreditor Agreement........................................................................41



                               INDEX OF APPENDICES


Annex A (Recitals)                     -     Definitions
Annex B (Annex A)                      -     Minnesota Real Estate Legal Description
Annex C (Section 1.8)                  -     Cash Management System
Annex D (Section 2.1(a))               -     Closing Checklist
Annex E (Section 4.1(a))               -     Financial Statements and Projections - Reporting
Annex F (Section 4.1(b))               -     Collateral Reports
Annex G (Section 6.10)                 -     Financial Covenants
Annex H                                      (Reserved)
Annex I (Section 11.10)                -     Notice Addresses
Exhibit 4.1(b)                         -     Form of Borrowing Base Certificate
Disclosure Schedule 1.4                -     Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1                -     Type of Entity; State of Organization
Disclosure Schedule 3.2                -     Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)             -     Financial Statements
Disclosure Schedule 3.4(b)             -     Projections
Disclosure Schedule 3.6                -     Real Estate and Leases
Disclosure Schedule 3.7                -     Labor Matters
Disclosure Schedule 3.8                -     Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11               -     Tax Matters
Disclosure Schedule 3.12               -     ERISA Plans
Disclosure Schedule 3.13               -     Litigation
Disclosure Schedule 3.15               -     Intellectual Property
Disclosure Schedule 3.17               -     Hazardous Materials
Disclosure Schedule 3.18               -     Insurance
Disclosure Schedule 3.19               -     Deposit and Disbursement Accounts
Disclosure Schedule 3.20               -     Government Contracts
Disclosure Schedule 3.22               -     Material Agreements
Disclosure Schedule 5.1                -     Trade Names



Disclosure Schedule 6.2                -     Vendor Advances
Disclosure Schedule 6.3                -     Indebtedness
Disclosure Schedule 6.4(a)             -     Transactions with Affiliates
Disclosure Schedule 6.7                -     Existing Liens


THIS CREDIT AGREEMENT (this "AGREEMENT"), dated as of November 5, 2003 among NAVARRE CORPORATION, a Minnesota corporation ("BORROWER"), BCI ECLIPSE COMPANY, LLC, a Minnesota limited liability company ("BCI") and ENCORE SOFTWARE, INC., a Minnesota corporation ("ENCORE"; collectively, BCI and Encore are herein referred to as the "GUARANTORS" and each a "GUARANTOR"); and HILCO CAPITAL, L.P., a Delaware limited partnership ("LENDER").

                                    RECITALS

WHEREAS, Borrower has requested that Lender make a term loan to Borrower in the amount of SIX MILLION DOLLARS ($6,000,000) and Lender is willing to make such loan to Borrower upon the terms and conditions set forth herein;

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Lender a security interest in and lien upon all of its existing and after-acquired personal and real property of Borrower, junior only to the security interest and liens in favor of Working Capital Agent (as defined below) and the Working Capital Lenders (as defined below) and Permitted Encumbrances;

WHEREAS, each Guarantor will receive material direct and indirect benefits from the term loan to Borrower;

WHEREAS, each Guarantor has executed and delivered a Guaranty (collectively, the "GUARANTEES" and each a "Guaranty") in favor of Lender; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "APPENDICES") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

                         1. AMOUNT AND TERMS OF CREDIT

         1.1 Term Loan. Lender agrees, subject to the terms and conditions of this Agreement, to make a term loan to the Borrower on the Closing Date in the principal amount of $6,000,000 (the "LOAN"). The Loan made by Lender shall be evidenced by a promissory note payable to the order of Lender, substantially in the form of Exhibit A (as amended, supplemented or otherwise modified from time to time, the "NOTE"), executed by the Borrower and delivered to the Lender on the Closing Date. The Note payable to the order of Lender shall be in a stated principal amount equal to $6,000,000. Any principal portion of the Loan that is repaid may not be reborrowed. The principal amount of the Loan shall be payable in full on the Maturity Date.

         1.2 Procedures for Borrowing. Borrower shall give Lender prior written notice of its intent to borrow the Loan no later than 11:00 a.m. C.S.T. at least two (2) Business Days prior to the date of the Loan. Such notice shall be provided in a Disbursement Direction Letter furnished by Borrower to Lender which shall be in form and substance satisfactory to Lender. The Disbursement Direction Letter shall be executed by the Borrower, shall be irrevocable and shall specify on or include the date of the Loan, which must be a Business Day and shall be the Closing Date. On the date specified in the Disbursement Direction Letter, and upon fulfillment of the application conditions set forth in Section 2 hereof, the Lender will make available the requested Loan to Borrower by causing the amount of the Loan, in immediately available funds, to be advanced in the manner described in the Disbursement Direction Letter. There shall not be any recourse to or liability of the Lender on account of: (a) any delay by any bank or other depository institution in treating the proceeds of the Loan as collected funds; or (b) any delay in receipt, and/or any loss, of funds which constitute proceeds of the Loan, the wire transfer of which was properly initiated by the Lender in accordance with the wire instructions provided to the Lender by the Borrower.

         1.3 Prepayments.

                  (a) Voluntary Prepayments. The Borrower may, at any time and from time to time, prepay the Loan, in whole or in part upon at least two (2) Business Days' irrevocable notice by the Borrower to the Lender. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon. Amounts prepaid on account of the Loan may not be reborrowed. Amounts prepaid hereunder shall be applied to the installments under the Loan in inverse order of maturity.

                  (b) Mandatory Prepayments. In addition to any prepayment required as a result of an Event of Default hereunder, the Loan shall be subject to mandatory prepayment as follows:

                  (i) the outstanding principal amount of the Working Capital Loans and Loan shall be immediately prepaid by an amount equal to 100% of all Net Cash Proceeds which shall be applied first, to the outstanding principal amount of the Working Capital Revolving Credit Loans, second, to the remaining Working Capital Obligations then outstanding, third, to cash collateralize letters of credit outstanding under the Working Capital Credit Agreement, and fourth, after all Working Capital Obligations then outstanding are paid in full and all commitments to make loans or issue letters of credit under the Working Capital Credit Agreement have terminated (other than contingent indemnity obligations), to the Obligations in such order as Lender shall determine.

                  (ii) Within ten (10) days after the delivery to Lender of the Financial Statements as required by Section 4(a) and commencing with the Fiscal Year ending March 31, 2004, the Lender may, upon ten (10) days written notice to Borrower and subject to the payment restrictions set forth in Section 6.3(b) of the Working Capital Credit Agreement, require Borrower to pay to Lender, for application to the Obligations, an amount equal to 25% of Excess Cash Flow for such Fiscal Year.

                  (c) Notwithstanding anything herein to the contrary, proceeds from the Permitted Sale-Leaseback shall be applied to repay the Indebtedness incurred by Borrower under the Construction Loan Agreement and to the extent such Indebtedness has been repaid in full, such proceeds shall be applied in the same manner as provided in Section 1.3(b)(i), hereof.

                  (d) Application of Prepayments from Insurance Proceeds and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with

Section 5.4(c), shall be applied as follows: first, as provided by the Working Capital Credit Agreement, and second, to the Obligations or as otherwise directed by Lender.

                  (e) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

         1.4 Use of Proceeds. Borrower shall utilize the proceeds of the Loan
(i) to fund the Purchase and (ii) for Borrower's ordinary working capital and general corporate needs. Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

         1.5 Interest.

                  (a) Interest shall accrue on the unpaid principal balance of the Loan at a per annum rate equal to the sum of (x) the greater of (A) the sum of the Base Rate plus seven and three-quarter percent (7.75%) and (B) twelve percent (12%) and (y) two percent (2%). Borrower shall pay to Lender interest that has accrued at the rate described in clause "(x)" above monthly in arrears on the first Business Day of each month commencing with the month immediately after the Closing Date and on the Maturity Date. Borrower shall pay to Lender the interest that has accrued at the rate described in clause "(y)" above on the Maturity Date. All payments and prepayments of principal made pursuant to this Agreement shall be accompanied by accrued interest on the principal amount being paid or prepaid to date of payment or prepayment, and, if such payment or prepayment would reduce the outstanding principal amount of the Loan to zero, such payment or prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to this Agreement.

                  (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) All computations of Fees calculated on a per annum basis and interest shall be made on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Base Rate is a floating rate determined for each day. Each determination by Lender of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

                  (d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i), or so long as any other Default or Event of Default has occurred and is continuing and at the election of Lender confirmed by written notice from Lender to Borrower, the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder ("DEFAULT RATE"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

                  (e) Intentionally left blank.

                  (f) Notwithstanding anything to the contrary set forth in this
Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "MAXIMUM LAWFUL RATE"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section
1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

         1.6 Expense Deposit. If at any time Borrowing Availability (as defined in the Working Capital Credit Agreement) shall be less than $20,000,000 as determined by Lender, Borrower shall pay to Lender, for deposit into an account designated by Lender, the sum of $25,000, to be held as security for the Obligations (the "Expense Deposit"). Lender may in its discretion charge such account for application towards any costs, expenses or fees payable by Borrower or any Guarantor to Lender under this Agreement or the other Loan Documents. In no event shall prior recourse to the Expense Deposit be a prerequisite to the Lender's right to demand reimbursement for any such costs, expenses or fees. To the extent that such account is charged and so long as Borrowing Availability (as defined in the Working Capital Credit Agreement) is less than $11,000,000, Borrower shall deposit with Lender upon demand by Lender the amount so charged so that the account contains an Expense Deposit of not less than $25,000 at all times. The Expense Deposit may be commingled with other funds of the Lender, and neither Borrower nor any Guarantor will be entitled to receive interest on the Expense Deposit. The unused portion of the Expense Deposit shall be returned to Borrower upon the indefeasible payment in full in cash of all of the Obligations.

         1.7 Intentionally left blank.

         1.8 Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the "CASH MANAGEMENT SYSTEMS").

         1.9 Fees.

                  (a) Quarterly Facility Fee. On the Closing Date, on each Quarterly Date thereafter and on the Termination Date, the Borrower shall pay to Lender a non-refundable fee (the "QUARTERLY FACILITY FEE") in the amount of $27,500, and each Quarterly Facility Fee shall be deemed to be earned in full on the Closing Date and any unpaid amount shall be due and payable on the Maturity Date.

                  (b) Commitment Fee. Prior to the Closing Date, Borrower paid to Lender $35,000, representing 25.93% of a non-refundable commitment fee (the "COMMITMENT FEE") in the amount of $135,000. On the Closing Date, Borrower shall pay to Lender $100,000, the remaining (74.07%) of the Commitment Fee. The Commitment Fee shall be deemed fully earned as of the date of the Commitment Letter.

                  (c) Underwriting Fee. Prior to the Closing Date, Borrower paid to Lender $25,000, representing 25% of a non-refundable underwriting fee (the "UNDERWRITING FEE") in the amount of $100,000. On the Closing Date, Borrower shall pay to Lender $75,000, the remaining 75% of the total $100,000 Underwriting Fee. The Underwriting Fee is non-refundable and shall be deemed fully earned as of the date paid.

                  (d) Monthly Monitoring Fee. Borrower shall pay to Lender on the first Business Day of each month commencing with the month immediately following the Closing Date and on the Termination Date, a monthly monitoring fee in the amount of $2,000 per month (the "MONTHLY MONITORING FEE"), which Monthly Monitoring Fee shall be non-refundable and be deemed to be fully earned on the Closing Date and any unpaid amount shall be due and payable on the Maturity Date.

         1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (Chicago time) on the day when due in immediately available funds in Dollars as directed by Lender.

         1.11 Application and Allocation of Payments. So long as no Default or Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(b). As to any other payment, and as to all payments made when a Default or Event or Default has occurred and is continuing or following the Maturity Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations as Lender may deem advisable notwithstanding any previous entry by Lender in the Loan Account or any other books and records.

         1.12 Loan Account and Accounting. Lender shall maintain a loan account (the "LOAN ACCOUNT") on its books to record: all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Lender's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Lender shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Lender in writing of any objection to any such accounting (specifically describing the basis for such objection), within 90 days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, Lender may elect (which election may be revoked) to dispense with the issuance of a Note to Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

         1.13 Indemnity. Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless Lender and its Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "INDEMNIFIED PERSON"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "INDEMNIFIED LIABILITIES"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

         1.14 Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon 5 Business Day's prior notice as frequently as Lender determines to be appropriate: (a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral (provided, however, that unless an Event of Default has occurred, no Credit Party shall be required to provide the Lender access to its properties and facilities more than four times during any calendar year), (b) permit Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If a

Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by the Lender, each such Credit Party shall provide such access to Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Lender with access to its suppliers and customers. Each Credit Party shall make available to Lender and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Lender may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Lender will give Borrower at least 5 days' prior notice (10 days' prior notice for any audit to be commenced during the period from and including October 1 through and including January 15) of regularly scheduled audits.

         1.15 Taxes.

                  (a) Any and all payments by Borrower hereunder or under the Note shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Lender receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. Lender shall not be obligated to return or refund any amounts received pursuant to this Section.

                  (b) Each Credit Party that is a signatory hereto shall indemnify and, within 10 days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

         1.16 Capital Adequacy; Increased Costs; Illegality.

                  (a) If Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by Lender pay to Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

                  (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

                  (c) Intentionally left blank.

         1.17 Single Loan. The Loan to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

                            2. CONDITIONS PRECEDENT

         2.1 Conditions to the Initial Loans. Lender shall not be obligated to make the Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Lender, or waived in writing by Lender:

                  (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including without limitation all documents, instruments, agreements, opinions, certificates and other items listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Lender.

                  (b) Approvals. Lender shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance reasonably satisfactory to Lender affirming that no such consents or approvals are required.

                  (c) Working Capital Opening Availability; Working Capital Principal Exposure. The Borrowing Availability (as defined in the Working Capital Credit Agreement) supporting the Working Capital Loans on the Closing Date shall be sufficient in value, as determined by Working Capital Agent, to provide Borrower with excess Borrowing Availability (as defined in the Working Capital Credit Agreement) after giving effect to the Purchase, (on a pro forma basis, with trade payables being paid currently, and taxes, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $15,000,000, and the Working Capital Borrowing Base Principal Exposure shall not be in excess of $40,000,000.

                  (d) Intercreditor Agreement. Lender, Working Capital Agent and each Credit Party shall have entered into the Intercreditor Agreement, in form and substance acceptable to Lender.

                  (e) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in
Section 1.9 and shall have reimbursed Lender for all fees, costs and expenses of closing presented as of the Closing Date.

                  (f) Capital Structure; Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Lender in its sole discretion.

                  (g) Due Diligence. Lender shall have completed its business and legal due diligence with results reasonably satisfactory to Lender.

                  (h) Material Change. There shall have been no Material Adverse Change in the business, financial condition, prospects, profitability, assets or operations of Borrower, in Lender's reasonable discretion.

                  (i) Working Capital Loan Document Review. Lender's review of and satisfaction with the executed Sixth Amendment to the Working Capital Credit Agreement (evidencing a $10,000,000 permanent block in availability under the Working Capital Credit Agreement), and related documents, instruments and agreements entered into in connection therewith.

                  (j) Inventory; Collateral Examination. Full physical inventory of the Inventory of BCI, satisfactory in all respects to Lender and collateral examination of the financial condition of the Credit Parties and respective books and records of each Credit Party.

                  (k) Other Document Review. Lender shall have received executed copies of each of the following, which shall be in form and substance acceptable to Lender: (i) all material contracts of the Credit Parties; (ii) validity and support agreements from each of Eric Paulson and James Gilbertson; (iii) key consignment agreements of each Credit Party; (iv) Construction Loan Documents;
(v) Purchase Documents; and (vi) all documents, instruments and agreements entered into in connection with the Permitted Sale-Leaseback.

                  (l) Landlord's Waivers. Borrower agrees to establish a three-month rent reserve effective on the Closing Date and continuing until such waivers and/or agreements have been delivered to Lender and Working Capital Agent, and Lender agrees that such reserve shall satisfy this clause (l) as of the Closing Date. Collateral located at such locations shall also be identifiable and segregated from assets owned by any vendors.

                  (m) Subordination Agreement. Lender shall have received a subordination agreement executed by the sellers under the Purchase Agreement, in form and substance acceptable to Lender.

                  (n) Support Agreements. Lender shall have received a support agreement executed by each of James Gilbertson and Eric Paulson, in form and substance acceptable to Lender.

                       3. REPRESENTATIONS AND WARRANTIES

         To induce Lender to make the Loan, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

         3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $50,000; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         3.2 Executive Offices, Collateral Locations, FEIN. As of the Closing Date, each Credit Party's name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party's chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within 12 months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number and the organizational identification number of each Credit Party.

         3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than Liens in favor of Lender pursuant to the Loan Documents and Working Capital Liens in favor of Working Capital Agent pursuant to the Working Capital Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(b), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

         3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

                  (a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

                  (i) The audited consolidated and consolidating balance sheets at March 31, 2002 and 2003 and the related statements of income and cash flows of Borrower and its Subsidiaries for the Fiscal Years then ended, certified by Ernst & Young, LLP.

                  (ii) The unaudited balance sheet(s) at August 31, 2003 and the related statement(s) of income and cash flows of Borrower and its Subsidiaries for the five month period then ended.

                  (b) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) have been prepared by Borrower, on behalf of itself and its subsidiaries, in light of the past operations of its businesses, and reflect projections for the three year period beginning on October 31, 2003 on a month-by-month basis for the two years and on a year-by-year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and its subsidiaries and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and its subsidiaries and of the other information projected therein for the period set forth therein.

         3.5 Material Adverse Effect. Between March 31, 2003 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between March 31, 2003 and the Closing Date no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

         3.6 Ownership of Property; Liens. As of the Closing Date, the real estate ("REAL ESTATE") listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Lender have been delivered to Lender. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Working Capital Liens in favor of Working Capital Agent and Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Subject to the Working Capital Credit Agreement, each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

         3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Lender); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

         3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except for the Warrant and as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

         3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loan by Lender to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

         3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "MARGIN STOCK"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loan or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

         3.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

         3.12 ERISA.

                  (a) Disclosure Schedule (3.12) lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form. IRS/DOL 5500-series for each such Plan have been delivered to Lender. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by
Section 502(i) of ERISA or Section 4975 of the IRC.

                  (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

         3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "LITIGATION"), (a) that challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $100,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

         3.14 Brokers. No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loan or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

         3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.

         3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrower as of such delivery date, and reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein. The Liens granted to Lender pursuant to the Collateral Documents will at all times be fully perfected Liens in and to the Collateral described therein, subject, as to priority, only to any Working Capital Liens of Working Capital Agent and Permitted Encumbrances.

         3.17 Environmental Matters.

         (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000;
(ii) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing; (iii) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $100,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (iv) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $25,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (v) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (vi) the Credit Parties have provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

         (b) Each Credit Party hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

         3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

         3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

         3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

         3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: (i) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or (ii) the business relationship of any Credit Party with any supplier material to its operations.

         3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Lender or its counsel, on behalf of Lender, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22): (i) supply agreements and purchase agreements involving transactions in excess of $2,000,000 per annum; (ii) agreements relating to advances to Vendors in excess of $2,000,000; (iii) leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $1,000,000 per annum; (iv) licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (v) instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; (vi) all Working Capital Loan Documents; (vii) all documents related to the Purchase; and (viii) instruments and documents evidencing all sale-leaseback transactions; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

         3.23 Solvency. Both before and after giving effect to (a) the Loan and the Working Capital Loans, (b) the disbursement of the proceeds of Loan pursuant to the instructions of Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

         3.24 E-Splice. The assets of E-Splice, Inc. have a fair market value of less than $10,000 and E-Splice does not have any operations.

                    4. FINANCIAL STATEMENTS AND INFORMATION

         4.1 Reports and Notices.

                  (a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Financial

Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

                  (b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

         4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Lender to communicate directly with the partner in charge of such Credit Party's audit at such Credit Party's independent certified public accountants, including Ernst & Young, LLP and authorizes and shall instruct those accountants and advisors to communicate Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

                            5. AFFIRMATIVE COVENANTS

         Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

         5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

         5.2 Payment of Charges.

                  (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due.

                  (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence reasonably acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (v) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

         5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

         5.4 Insurance; Damage to or Destruction of Collateral.

                  (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Lender. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Lender) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Lender in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Lender deems advisable. Lender shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Lender shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral.

                  (b) Lender reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Lender's reasonable opinion, adequately protect Lender's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Lender, each Credit Party shall deliver to Lender from time to time a report of a reputable insurance broker, reasonably satisfactory to Lender, with respect to its insurance policies.

                  (c) Borrower shall deliver to Lender, in form and substance reasonably satisfactory to Lender, endorsements to: (i) all "All Risk" and business interruption insurance naming Lender as loss payee, and (ii) all general liability and other liability policies naming Lender as additional insured. Subject to the rights of the Working Capital Agent pursuant to the Working Capital Credit Agreement, borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender), so long as any Default or

Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Lender shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Lender of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Lender in the collection or handling thereof, Lender may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), or permit or require Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate, Lender shall permit Borrower to replace, restore, repair or rebuild the property; provided that if Borrower has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty subject to the rights of the Working Capital Agent pursuant to the Working Capital Credit Agreement, Lender may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). All insurance proceeds made available to any Credit Party to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request required funds be released from the cash collateral account; and (ii) subject to the rights of the Working Capital Agent, Lender is satisfied that the funds will be applied by Borrower pursuant to the terms hereof, Lender shall release funds from the cash collateral account. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

         5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

         5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.

         5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Lender promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $25,000; and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $50,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Lender's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Lender may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Lender and shall be in form and substance reasonably acceptable to Lender, and (ii) permit Lender or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Lender deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Lender for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

         5.9 Landlords' Agreements. Each Credit Party shall use its best efforts to obtain a landlord's agreement, mortgagee agreement and bailee letter as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Lender. After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Lender or, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. To the extent permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Lender a mortgage or deed of trust granting Lender a Lien on such Real Estate, junior in priority solely to any Working Capital Liens of Working Capital Agent, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Lender, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Lender, in each case, in form and substance reasonably satisfactory to Lender.

         5.10 Working Capital Borrowing Availability. The Borrower shall at all times maintain Borrowing Availability under and as defined in the Working Capital Credit Agreement of at least $10,000,000.

         5.11 Clean Down. The Borrower shall cause the aggregate outstanding principal amount of Working Capital Revolving Credit Loans to be zero at all times for at least one consecutive thirty day period from and including April 1 until and including June 30 of each year.

         5.12 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

                             6. NEGATIVE COVENANTS

         Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

         6.1 Mergers, Subsidiaries, Etc. Without the prior written consent of the Working Capital Agent and Lender (which consent may be provided or withheld in the Lender's sole discretion), no Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, or (c) other than purchases of Inventory and licenses of Intellectual Property, in each case in the ordinary course of business consistent with practices as in effect on the date hereof, purchase assets from any Person if (i) such purchase is not a Capital Expenditure or (ii) the amount paid for such purchase does not reduce the EBITDA, during the period such purchase is made and by the amount paid for such purchase, of the Credit Party which makes such purchase; provided, however, that the Purchase may occur. Notwithstanding the foregoing, Borrower, may (i) acquire all or substantially all of the assets or Stock of any Person (the "TARGET") (in each case, a "PERMITTED ACQUISITION") and (ii) make Permitted Intellectual Property Acquisitions from any Person (a "SELLER"), in the case of each of (i) and (ii) subject to the satisfaction of each of the following conditions:

                           (i) in the case of a Permitted Acquisition, Lender
                  shall receive at least 30 Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

                           (ii) in the case of a Permitted Intellectual Property
                  Acquisition, promptly following the consummation of such Permitted Intellectual Property Acquisition, Lender shall receive notice thereof, which notice shall include a reasonably detailed description thereof;

                           (iii) in the case of a Permitted Acquisition, such
                  Permitted Acquisition shall only involve assets located in the United States or Canada and solely comprising a business of distributing (exclusive of distributing via internet) of music software and videos, or the assets of such business, and which business would not subject Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;

                           (iv) such transaction shall be consensual and shall
                  have been approved by the Target's or Seller's board of directors;

                           (v) no additional Indebtedness, Guaranteed
                  Indebtedness, Contingent Obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and Target (if applicable) after giving effect to such transaction, except
                  (A) Loans made hereunder (B) Working Capital Loans pursuant to the Working Capital Credit Agreement and (C) ordinary course trade payables, accrued expenses and, to the extent approved by the Lender in writing in its sole direction and otherwise permitted hereunder, unsecured Indebtedness of the Target (if applicable) to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such transaction;

                           (vi) the sum of all amounts payable in connection
                  with any such transaction (including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower, its Subsidiaries and Target (if applicable)) shall not exceed $1,000,000; and the sum of all amounts payable in connection with all Permitted Acquisitions and Permitted Intellectual Property Acquisitions (including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower, its Subsidiaries and Target)

                  (if applicable) during any Fiscal Year shall not exceed $2,500,000 in the aggregate;

                           (vii) in the case of a Permitted Acquisition, the
                  Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target's financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

                           (viii) the business and assets acquired in such
                  transaction shall be free and clear of all Liens (other than Working Capital Liens in favor of Working Capital Agent and Permitted Encumbrances);

                           (ix) at or prior to the closing of each such
                  transaction, Lender will be granted a perfected Lien (subject to Permitted Encumbrances), junior in priority solely to any Working Capital Liens of Working Capital Agent, in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Borrower and the Target shall have executed such documents and taken such actions as may be required by Lender in connection therewith;

                           (x) in the case of a Permitted Acquisition,
                  concurrently with delivery of the notice referred to in clause
                  (i) above, Borrower shall deliver to Lender, in form and substance reasonably satisfactory to Lender:

                                    (A) a pro forma consolidated balance sheet,
                           income statement and cash flow statement of Borrower and its Subsidiaries (the "ACQUISITION PRO FORMA"), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Working Capital Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) average daily Borrowing Availability (as defined in the Working Capital Credit Agreement) for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $20,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Working Capital Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Borrowing Availability (as defined in the Working Capital Credit Agreement) of $20,000,000 shall continue for at least 90 days after the consummation of such Permitted Acquisition, and (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in Annex G to the Credit Agreement for the four quarter period reflected in the Compliance Certificate most recently delivered to Lender pursuant to clause (a) of Annex E to the Credit Agreement prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Working Capital Loans funded in connection therewith as if made on the first day of such period);

                                    (B) updated versions of the most recently
                           delivered Projections covering the 3 year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the "ACQUISITION PROJECTIONS") and based upon historical financial data of a recent date reasonably satisfactory to Lender, taking into account such Permitted Acquisition; and

                                    (C) a certificate of the chief financial
                           officer of Borrower to the effect that: (w) Borrower is Solvent immediately following the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrower and its Subsidiaries subsequent to the date thereof based upon the historical performance of Borrower and its Subsidiaries and the Target and show that Borrower and its Subsidiaries shall continue to be in compliance with the financial covenants set forth in Annex G to the Credit Agreement for the 3-year period thereafter; and (z) Borrower and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Lender;

                           (xi) in the case of any Permitted Intellectual
                  Property Acquisition, the average daily Borrowing Availability (as defined in the Working Capital Credit Agreement) for the 90-day period preceding the consummation of such Permitted Intellectual Property Acquisition would have exceeded $20,000,000 on a pro forma basis (after giving effect to such Permitted Intellectual Property Acquisition and all Working Capital Loans funded in connection therewith as if made on the first day of such period);

                           (xii) in the case of a Permitted Acquisition, on or
                  prior to the date of such Permitted Acquisition, Lender shall have received, in form and substance reasonably satisfactory to Lender, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Lender, including those specified in the last sentence of
                  Section 5.9; and

                           (xiii) at the time of such transaction and after
                  giving effect thereto, no Default or Event of Default has occurred and is continuing.

         Notwithstanding the foregoing, the Accounts and Inventory of a Target shall not be included in Eligible Accounts and Eligible Inventory (each as defined in the Working Capital Credit Agreement) without the prior written consent of Working Capital Agent and Lender.

         6.2 Investments; Loans and Advances. No Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrower, Encore and BCI may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower, Encore or BCI, as applicable, pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrower, Encore and BCI does not exceed $500,000 (in the aggregate for Borrower, Encore and BCI combined); (b) each Credit Party may maintain its existing investments in its Subsidiaries as of June 24, 2003; (c) Borrower may maintain Eligible Certificate of Deposits; (d) so long as no Default or Event of Default has occurred and is continuing and there is no outstanding balance with respect to the Working Capital Revolving Credit Loans, Borrower may make investments, subject to Control Letters in favor of Lender or otherwise subject to a perfected security interest in favor of Lender, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by (A) the Business Bank, a Minnesota corporation, or (B) commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; (e) Borrower, Encore and BCI may provide advances to Vendors described in Part
A of Disclosure Schedule 6.2; (f) Borrower may provide advances to Vendors so long as (i) at the time of each such advance the Borrowing Availability under the Working Capital Credit Agreement (and as defined therein) immediately after giving effect to such advance is at least $20,000,000, (ii) the aggregate outstanding amount of advances to Vendors permitted solely pursuant to Section 6.2(e) and this Section 6.2(f) does not exceed $15,000,000 at any time and (iii) with respect to each advance to a Vendor to be made by Encore or BCI, immediately after giving effect thereto the Borrower would be permitted to make at least $500,000 of additional advances to Encore or BCI pursuant to Section 6.2(j) hereof (provided, however, that the amount set forth in this Section 6.2(f) shall be reduced from time to time by the amount of advances to Vendors otherwise permitted by Section 6.2(e) and/or Section 6.2(f) which have been written off as uncollectible in accordance with Borrower's policies and as determined in accordance with GAAP to the extent that the amount of such write off has not caused a reduction in the EBITDA of Borrower in the fiscal period such write off is taken; (g) Borrower may provide advances to Vendors described in Part

B of Disclosure Schedule 6.2; (h) Borrower may provide advances by a Credit Party to its employees expressly permitted by Section 6.4(b) hereof; (i) Borrower may make a loan to Encore in an aggregate amount not to exceed $6,000,000; (j) Borrower may make loans to Encore in an aggregate outstanding principal amount not to exceed, at any time, $6,000,000; (k) investments made by Borrower in Encore pursuant to Section 5 of the Amendment No. 1 to Encore Purchase Agreement in an aggregate principal amount not to exceed $1,150,000;
(l) on November 5, 2003 the Borrower may make a loan to BCI in an aggregate principal amount not to exceed $7,250,000; (m) the Borrower may make loans to BCI in an aggregate outstanding principal amount not to exceed, at any time, $5,000,000; and (n) other investments not exceeding $100,000 in the aggregate at any time outstanding.

         6.3 Indebtedness.

                  (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication): (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c); (ii) the Working Capital Loans under the Working Capital Credit Agreement and the Loan hereunder and the other Obligations; (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party or Lender, as determined by Lender, than the terms of the Indebtedness being refinanced, amended or modified; (v) Indebtedness permitted pursuant to Section 6.2(j) hereof; (vi) Indebtedness of Encore to the Borrower in an aggregate amount not to exceed $7,200,000, so long as such Indebtedness is evidenced by an intercompany note, in form and substance satisfactory to Working Capital Agent and Lender, and such intercompany note has been delivered and endorsed to Working Capital Agent (or upon the occurrence of the Termination Date) (as defined in the Working Capital Agreement), to Lender, and Indebtedness of Borrower to Encore Software, Inc., a California corporation, pursuant to Section 5 of the Amendment No. 1 to Encore Purchase Agreement in an aggregate principal amount not to exceed $1,150,000; provided that, no Credit Party (other than Encore) shall guarantee, grant liens on its assets (including, without limitation, the equity interests in Encore) to secure, or otherwise be directly or indirectly liable for any such Indebtedness or related obligations;
(viii) Indebtedness incurred by Borrower under the Construction Loan Agreement in an aggregate principal amount not to exceed $4,550,000; and (ix) Indebtedness of BCI to the Borrower, so long as (a) the related loans to BCI from the Borrower are permitted pursuant to Section 6.2(l) or Section 6.2(m), and (b) such Indebtedness is evidenced by an intercompany note, in form and substance satisfactory to Working Capital Agent and Lender, and such intercompany note has been delivered and endorsed to Working Capital Agent (or upon the occurrence of the Termination Date) (as defined in the Working Capital Agreement), to Lender.

                  (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); (iv) other Indebtedness not in excess of $250,000; (v) as otherwise permitted in Section 6.14; (vi) the Working Capital Loans; and (vii) as otherwise permitted in
Section 6.14.

         6.4 Employee Loans and Affiliate Transactions.

                  (a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $100,000 in the aggregate, the terms of these transactions must be disclosed in advance to Lender. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

                  (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing up to a maximum of $100,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding.

         6.5 Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided, that the Borrower may issue or sell its Stock for cash so long as (i) the proceeds thereof are applied in prepayment of the Obligations as required by Section 1.3(b)(i), and (ii) no Change of Control occurs after giving effect thereto, or (c) amend its charter, bylaws or operating agreement, as the case may be, in a manner that would adversely affect Lender or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

         6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement and (c) guaranty obligations with respect to the Working Capital Loans.

         6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances, (b) Working Capital Liens of Working Capital Agent, (c) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount so secured is not increased and the Lien does not attach to any other property, (d) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $250,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets), and (e) Liens in favor of The Business Bank on the Minnesota Real Estate and related assets pursuant to the Construction Mortgage solely to secure Indebtedness permitted pursuant to
Section 6.3(a)(viii) hereof. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

         6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, and (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party's business and having an appraised value not exceeding $100,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year. With respect to any disposition of assets or other properties permitted pursuant to clause (b) above, subject to Section 1.3(b), Lender agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

         6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

         6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants.

         6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

         6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets; provided that Borrower may engage in a sale-leaseback transaction with respect to the Minnesota Facility pursuant to the Minnesota Sale-Leaseback Documents (the "Permitted Sale-Leaseback"), as long as Lender shall have received certified copies of all documents governing or evidencing such transaction, including, without limitation, a landlord waiver, in form and substance reasonably satisfactory to Lender, prior to consummation of such transaction.

         6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

         6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (b) employee loans permitted under Section 6.4(b), (c) on any day, the Borrower may repurchase up to $15,000 of the Borrower's own shares of common stock for a price not in excess of $1.20 per share, as long as the aggregate consideration paid for all such repurchases during any consecutive twelve month period commencing on Closing Date does not exceed $250,000, and (d) payment of Earnout Amounts (under and as defined in the Purchase Agreement as in effect on November 5, 2003) as long as (i) at the time of such payment and after giving effect thereto, no Default or Event of Default has occurred and is continuing,
(ii) after giving effect to such payment, the Borrowing Availability (as defined in the Working Capital Credit Agreement) shall be at least $20,000,000, (iii) the Borrower has demonstrated to Working Capital Agent's and Lender's reasonable satisfaction that the average daily Borrowing Availability (as defined in the Working Capital Credit Agreement) for the 30-day period preceding such payment was at least $20,000,000 and (iv) prior to such payment the Borrower has delivered evidence satisfactory to Working Capital Agent and Lender demonstrating that, had such payment been made on the last day of the then most recently completed Fiscal Quarter, Borrower would have been in compliance with the Financial Covenants as of the end of such Fiscal Quarter.

         6.15 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 30 days prior written notice to Lender and after Lender's written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading as such term is defined in and/or used in the Code or any other then applicable provision of the Code except upon prior written notice to Lender and after Lender's written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

         6.16 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

         6.17 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

         6.18 Leases; Real Estate Purchases. Except as otherwise permitted in
Section 6.1 in connection with a Permitted Acquisition and except for the lease of the Minnesota Facility pursuant to the Minnesota Sale-Leaseback Documents, no Credit Party shall enter into any operating lease for Equipment or Real Estate, if the aggregate of all such operating lease payments payable in any year for Borrowers on a consolidated basis would exceed $250,000. Except as otherwise permitted in Section 6.1 in connection with a Permitted Acquisition, no Credit Party shall purchase a fee simple ownership interest in Real Estate.

         6.19 Amendments to Purchase Documents, Working Capital Loan Documents and BCI Subordinated Debt Documents. The Borrower will not enter into any amendment, supplement, restatement, waiver or other modification of any of the
(i) Purchase Documents, (ii) BCI Subordinated Debt Documents (iii) Construction Loan Documents, (iv) Minnesota Sale-Leaseback Documents, or (v) Working Capital Loan Documents in a manner inconsistent with the Agreement or the Intercreditor Agreement, without the prior written consent of Lender.

         6.20 Trade-Debt. The Credit Parties shall not cause or permit BCI or Encore to incur third party obligations to trade creditors (excluding intercompany indebtedness among the Credit Parties) in the amount not to exceed $5,000,000 in the aggregate for BCI and $12,000,000 in the aggregate for Encore.

                                    7. TERM

         7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Loan and all other Obligations shall be automatically due and payable in full on such date.

         7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Lender relating to any unpaid portion of the Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity

Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

                   8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "EVENT OF DEFAULT" hereunder:

                  (a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within 10 days following Lender's demand for such reimbursement or payment of expenses.

                  (b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a) or 6, or any of the provisions set forth in Annexes C or G, respectively.

                  (c) Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for 5 days or more.

                  (d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 45 days or more.

                  (e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $250,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

                  (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base

Certificate) made or delivered to Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

                  (g) Assets of any Credit Party with a fair market value of $100,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 30 days or more.

                  (h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding by a court of competent jurisdiction.

                  (i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

                  (j) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

                  (k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

                  (l) Any Change of Control occurs.

                  (m) Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrower generating more than 10% of Borrower's revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 30 days.

         8.2 Remedies.

                  (a) If any Default or Event of Default has occurred and is continuing, Lender may increase the rate of interest applicable to the Loan to the Default Rate as set forth in Section 1.5(d).

                  (b) If any Event of Default has occurred and is continuing, Lender may, without notice: (i) declare all or any portion of the Obligations, including all or any portion of the Loan, to be forthwith due and payable all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

         8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

                        9. ASSIGNMENT AND PARTICIPATIONS

         9.1 Assignment and Participations.

                  (a) Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents and the Loan or any portion thereof or interest therein, including Lender's rights, title, interests, remedies, powers or duties thereunder.

                  (b) Lender may furnish any information concerning Credit Parties in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants); provided that Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

                           10. SUCCESSORS AND ASSIGNS

         10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

                               11. MISCELLANEOUS

         11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter or fee letter or confidentiality agreement, if any, between any Credit Party and Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

         11.2 Amendments and Waivers.

                  (a) Except for actions expressly permitted to be taken by Lender, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower.

                  (b) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), a release of all claims against Lender, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

         11.3 Fees and Expenses. Borrower shall reimburse (i) Lender for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Lender for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

                  (a) the forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of any Loan (including a customary and reasonable wire transfer fee);

                  (b) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice in connection with the administration of the Loan made pursuant hereto or its rights hereunder or thereunder;

                  (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Lender by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loan during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;

                  (d) any attempt to enforce any remedies of Lender against any or all of the Credit Parties or any other Person that may be obligated to Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loan during the pendency of one or more Events of Default;

                  (e) any workout or restructuring of the Loan during the pendency of one or more Events of Default; and

                  (f) efforts to (i) monitor the Loan or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

         11.4 No Waiver. Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

         11.5 Remedies. Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

         11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

         11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.8 Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential following receipt thereof, except that Lender may disclose such information (a) to Persons employed or engaged by Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advise of Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Lender is a party; or (f) that ceases to be confidential through no fault of Lender. Notwithstanding any confidentiality obligations to the contrary, the taxpayer (and each employee, representative, or other agent of the taxpayer) may disclose to any and all persons, to the extent required by applicable law, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

         11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY

HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, CITY OF CHICAGO, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

         11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and 3 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

         11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG LENDER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

         11.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Lender or its affiliates or referring to this Agreement or the other Loan Documents without at least 2 Business Days' prior notice to Lender and without the prior written consent of Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Lender before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

         11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

         11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         11.18 Lender Advertising. Lender shall be entitled to advertise the closing of the transactions contemplated by this Agreement in such trade publications, business journals, newspapers of general circulation and otherwise, as Lender shall deem appropriate, including, without limitation, the publication of a tombstone announcing the closing of this transaction; provided, that Lender shall obtain the prior written consent of Borrower prior to disseminating any advertisement described in this Section 11.18, which consent shall not be unreasonably withheld.

         11.19 Collective Enterprise. Borrower and Guarantors are collectively engaged in the businesses of distributing consumer personal computer software, interactive video games, DVD videos, and independent music labels and artists. Each of Borrower and each Guarantor expect to derive benefit, directly or indirectly, from a portion of the credit extended by Lender hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each such company is dependent on the continued successful performance of the functions of the group as a whole. Each of Borrower and each Guarantor acknowledges that, but for the agreement of each such company to execute and deliver this Agreement and the other Financing Agreements, Lender would not have made available the term loan established hereby on the terms set forth herein.

         11.20 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, the exercise by Lender of its rights and remedies hereunder shall be subject to the terms and conditions set forth in the Intercreditor Agreement, while such Intercreditor Agreement is in effect.

                            [SIGNATURE PAGE FOLLOWS]

                         CREDIT AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                                BORROWER:

                                                NAVARRE CORPORATION

                                                By:
                                                   -----------------------------
                                                   James G. Gilbertson
                                                   Chief Financial Officer

                         CREDIT AGREEMENT SIGNATURE PAGE


                                                LENDER:

                                                HILCO CAPITAL LP

                                                By:
                                                   -----------------------------
                                                   Vice President

                         CREDIT AGREEMENT SIGNATURE PAGE


GUARANTORS:

ENCORE SOFTWARE, INC.

By:
   -----------------------------
   Michael Bell
   Chief Executive Officer

BCI ECLIPSE COMPANY, LLC

By:
   -----------------------------
   James G. Gilbertson
   Chief Financial Officer

                               ANNEX A (RECITALS)
                                       TO
                                CREDIT AGREEMENT

                                   DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the
Agreement:

"ACCOUNT DEBTOR" means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

"ACCOUNTING CHANGES" has the meaning ascribed thereto in Annex G.

"ACCOUNTS" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

"ACQUISITION PRO FORMA" has the meaning ascribed to it in Section 6.1.

"ACCOUNTS PAYABLE" shall mean as of any date of determination the sum of (i) accounts payable of Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP; and (ii) the then outstanding balance of advances to Vendors to the extent taken into account in the determination of the amount in clause (i) of this definition.

"AFFILIATE" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "CONTROL" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "AFFILIATE" shall specifically exclude Lender.

"AGREEMENT" means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, and Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

"APPENDICES" has the meaning ascribed to it in the recitals to the Agreement.

"APPROVED OBLIGOR" shall mean each Person which the Lender has notified the Borrower in writing from time to time constitutes an "Approved Obligor" for the purposes of this Agreement. As of the Closing Date, each of Costco Wholesale Corporation, Sam's Club and Best Buy Co., Inc. constitutes an Approved Obligor.

"ASSIGNMENT AGREEMENT" has the meaning ascribed to it in Section 9.1(a).

"BANKRUPTCY CODE" means the provisions of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

"BASE RATE" shall mean the rate of interest per annum announced by LaSalle from time to time as its prime rate in effect at its principal office in Chicago, Illinois. The prime rate is not intended to be the lowest rate of interest charged by LaSalle to its Borrowers. Each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.

"BCI" has the meaning ascribed to it in the preamble to the Agreement.

"BCI SUBORDINATION AGREEMENT" means that certain Subordination and Intercreditor Agreement dated as of November 5, 2003 among BCI Eclipse LLC, BCI and Lender.

"BCI SUBORDINATED DEBT DOCUMENTS" means the Purchase Agreement, any guaranty with respect to Subordinated Debt relating to the Purchase Agreement and all other documents, agreements and instruments now existing or hereinafter entered into evidencing or pertaining to all or a portion of the debt subordinated pursuant to the BCI Subordination Agreement.

"BLOCKED ACCOUNTS" has the meaning ascribed to it in Annex C.

"BORROWER" has the meaning ascribed thereto in the preamble to the Agreement.

"BORROWING BASE CERTIFICATE" means a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

"BUSINESS DAY" means any day other than a Saturday, a Sunday or any other day on which commercial banks in Chicago, Illinois are required or permitted by law to close.

"CANADIAN DOLLARS" means the lawful currency of Canada.

"CAPITAL EXPENDITURES" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP; provided, however, that solely for the purposes of the calculation of the Financial Covenants set forth in Annex G, "Capital Expenditures" shall not include expenditures in an aggregate amount not to exceed $4,550,000 which are funded with the proceeds of loans under the Construction Loan Agreement.

"CAPITAL LEASE" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

"CAPITAL LEASE OBLIGATION" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

"CASH MANAGEMENT SYSTEMS" has the meaning ascribed to it in Section 1.8.

"CHANGE OF CONTROL" means any of the following: (a) other than the holders of the Borrower's capital Stock as of the Closing Date, any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of
1934) of 20% or more of the issued and outstanding shares of capital Stock of the Borrower having the right to vote for the election of directors of the Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the Stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

"CHARGES" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

"CHATTEL PAPER" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

"CLOSING DATE" means the date that this Agreement is executed and delivered and each condition set forth in Section 2.1 is satisfied in a manner satisfactory to Lender.

"CLOSING CHECKLIST" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

"CODE" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Illinois, the term "CODE" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

"COLLATERAL" means the property covered by the Security Agreements, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations.

"COLLATERAL DOCUMENTS" means the Security Agreements, the Pledge Agreements, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright

Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

"COLLATERAL REPORTS" means the reports with respect to the Collateral referred to in Annex F.

"COMMITMENT FEE" has the meaning ascribed in Section 1.9(b).

"COMMITMENT LETTER" means that certain commitment letter dated October 7, 2003, between Lender and Borrower.

"COMPLIANCE CERTIFICATE" has the meaning ascribed to it in Annex E.

"CONCENTRATION ACCOUNT" has the meaning ascribed to it in Annex C.

"CONSTRUCTION LOAN AGREEMENT" means that certain Construction Loan Agreement, dated as of October 23, 2003, between The Business Bank and Borrower (as amended, restated or otherwise modified from time to time).

"CONSTRUCTION LOAN DOCUMENTS" means the Construction Loan Agreement, the Construction Mortgage and all other agreements, instruments, documents and certificates executed and delivered in connection with the Construction Loan Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Construction Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Construction Loan Document as the same may be in effect at any and all times such reference becomes operative.

"CONSTRUCTION MORTGAGE" means the Construction Mortgage as in effect on October 23, 2003 and as amended or otherwise modified in a manner permitted hereunder.

"CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates,
(iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or
(vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

"CONTRACTS" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

"CONTROL LETTER" means a letter agreement between Lender and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party,
(iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Lender, on such financial assets, and, subject to the rights of Working Capital Agent, agrees to follow the instructions or entitlement orders of Lender without further consent by the affected Credit Party.

"COPYRIGHT LICENSE" means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

"COPYRIGHT SECURITY AGREEMENTS" means the Copyright Security Agreements made in favor of Lender by each applicable Credit Party.

"COPYRIGHTS" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

"CREDIT PARTIES" means Borrower and its Subsidiaries.

"CURRENCY EXCHANGE CONVENTION" shall mean a procedure as specified from time to time by Lender to value in Dollars the obligations or assets of the Borrower or its Affiliates that are originally measured in Canadian Dollars by using the spot price for Canadian Dollars as determined by Lender in its sole discretion for the preceding business day.

"DEFAULT" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

"DEFAULT RATE" has the meaning ascribed to it in Section 1.5(d).

"DEPOSIT ACCOUNTS" means all "deposit accounts" as such term in defined in the Code, now or hereafter held in the name of any Credit Party.

"DISBURSEMENT ACCOUNTS" has the meaning ascribed to it in Annex C.

"DISCLOSURE SCHEDULES" means the Schedules prepared by Borrower as specified herein.

"DOCUMENTS" means any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

"DOLLAR AMOUNT" means, in respect of any amount, the sum of (a) such portion, if any, of such amount denominated in Dollars; and (b) to the extent that a portion of such amount is denominated in Canadian Dollars, the amount in Dollars calculated by Lender using the Currency Exchange Convention in effect on the Business Day of determination (and calculated based upon 97% of the applicable amount of Canadian Dollars).

"DOLLARS" or "$" means lawful currency of the United States of America.

"EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

"ELIGIBLE CERTIFICATE OF DEPOSIT" means a certificate of deposit (i) in which Lender has a perfected security interest subject to no other Liens other than Working Capital Liens in favor of Working Capital Agent, (ii) issued by a Person acceptable to the and (iii) held in an account for which an account control agreement in form and substance satisfactory to the has been executed and delivered by all parties thereto.

"ELIGIBLE CREDIT PARTIES" means Borrower, BCI and Encore.

"ENCORE" means Encore Software, Inc., a Minnesota corporation.

"ENCORE PURCHASE AGREEMENT" means that certain Amended and Restated Asset Purchase Agreement dated as of July 10, 2002 between Borrower, as buyer, and Encore Software, Inc., a California corporation, as seller, as amended by that certain Amendment No. 1 to Amended and Restated Asset Purchase Agreement dated as of July 31, 2002.

"ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. Sections 2601 et seq.); the Clean Air Act (42 U.S.C. Sections 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

"ENVIRONMENTAL LIABILITIES" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

"ENVIRONMENTAL PERMITS" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

"EQUIPMENT" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

"ERISA AFFILIATE" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

"ERISA EVENT" means, with respect to any Credit Party or any ERISA Affiliate,
(a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any

Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

"ESOP" means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

"EVENT OF DEFAULT" has the meaning ascribed to it in Section 8.1.

"EXCESS CASH FLOW" means (without duplication), with respect to the Borrower and its Subsidiaries for any Fiscal Year, EBITDA for such period, less (i) all Capital Expenditures paid or payable in cash during such period, less (ii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) paid or payable during such period, less
(iii) all tax liabilities paid or accrued during such period, less (iv) all principal amounts of Indebtedness (including Indebtedness to the Lender to the extent such amounts may not be reborrowed) paid or payable during such period, less (v) increases in working capital, less (vi) $1,000,000, plus (vii) extraordinary non-cash gains, plus (viii) cash payments made during the twelve-month calculation period with respect to payment of Earnout Amounts.

"EXPENSE DEPOSIT" has the meaning ascribed to it in Section 1.6.

"FAIR LABOR STANDARDS ACT" means the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq.

"FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

"FEES" means any and all fees payable to Lender pursuant to the Agreement or any of the other Loan Documents.

"FINANCIAL COVENANTS" means the financial covenants set forth in Annex G.

"FINANCIAL STATEMENTS" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex E.

"FISCAL MONTH" means any of the monthly accounting periods of Borrower.

"FISCAL QUARTER" means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, October 30, and December 31 of each year.

"FISCAL YEAR" means any of the annual accounting periods of Borrower ending on March 31 of each year.

"FIXTURES" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

"FUNDED DEBT" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

"GAAP" means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

"GE CAPITAL" means General Electric Capital Corporation, a Delaware corporation.

"GENERAL INTANGIBLES" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

"GOODS" means any "goods" as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

"GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"GUARANTEED INDEBTEDNESS" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("PRIMARY OBLIGATION") of any other Person (the "PRIMARY OBLIGOR") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed

Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

"GUARANTY" and "GUARANTIES" has the meaning ascribed in the preamble to the Agreement.

"GUARANTOR" and "GUARANTORS" has the meaning ascribed in the preamble to the Agreement.

"HAZARDOUS MATERIAL" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

"INDEBTEDNESS" means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments,
(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

"INDEMNIFIED LIABILITIES" has the meaning ascribed to it in Section 1.13.

"INDEMNIFIED PERSON" has the meaning ascribed to it in Section 1.13.

"INSTRUMENTS" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

"INTERCREDITOR AGREEMENT" means the Lien Intercreditor Agreement among Lender, Borrower and Working Capital Agent with respect to the Indebtedness of Borrower incurred pursuant to the Working Capital Lender Debt Documents and this Agreement.

"INTELLECTUAL PROPERTY" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

"INTEREST EXPENSE" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

"INTEREST PAYMENT DATE" means the first Business Day of each month to occur while such Loan is outstanding provided, that, each of (x) the date upon which the Loan has been paid in full and (y) the Maturity Date shall be deemed to be an "INTEREST PAYMENT DATE" with respect to any interest that has then accrued under the Agreement.

"INVENTORY" means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

"INVENTORY VALUE" shall mean as of any date of determination the book value of the Inventory of Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

"INVESTMENT PROPERTY" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

"IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

"IRS" means the Internal Revenue Service.

"LENDER" has the meaning ascribed thereto in the preamble to the Agreement.

"LICENSE" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

"LIEN" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

"LITIGATION" has the meaning ascribed to it in Section 3.13.

"LOAN ACCOUNT" has the meaning ascribed to it in Section 1.12.

"LOAN DOCUMENTS" means the Agreement, the Note, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

"LOAN" has the meaning ascribed in Section 1.1.

"LOCK BOXES" has the meaning ascribed to it in Annex C.

"MAJOR LABELS" means Sony Music Entertainment, Inc., EMI Music Distribution, a division of Capitol Records, Inc., BMG Music, Universal Music and Video Distribution, Inc. and AOL-Time Warner, Inc.

"MARGIN STOCK" has the meaning ascribed to it in Section 3.10.

"MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Credit Party, (b) Borrower's ability to pay the Loan or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Lender's Liens on the Collateral or the priority of such Liens, or (d) Lender's rights and remedies under the Agreement and the other Loan Documents. Any Material Adverse Effect under the Working Capital Credit Agreement shall be deemed a Material Adverse Effect hereunder.

"MATURITY DATE" means the earliest of (a) December 31, 2007 and (b) the date of indefeasible prepayment in full by Borrower of the Loan.

"MINNESOTA FACILITY" means the office/warehouse facility to be constructed on the Minnesota Real Estate.

"MINNESOTA REAL ESTATE" means the Real Estate owned by Borrower located in the County of Hennepin and the State of Minnesota and as further described on Annex B hereto.

"MINNESOTA SALE-LEASEBACK DOCUMENTS" means that certain Sale, Purchase and Build to Suit Agreement, dated as of _______, 2003 between Borrower, as seller, and NL Ventures IV, L.P., as buyer, and all other agreements, instruments, documents and certificates executed and delivered in connection therewith, as in effect as of the date hereof and as amended or otherwise modified in a manner permitted hereunder.

"MONTHLY MONITORING FEE" has the meaning ascribed in Section 1.9(d).

"MORTGAGES" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Lender with respect to the Real Property owned by a Credit Party, all in form and substance reasonably satisfactory to Lender.

"MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

"NET CASH PROCEEDS" means, the aggregate cash proceeds received by any Credit Party in respect of (i) any sale or issuance of equity securities of such Loan Party and (ii) any sale or other disposition of assets of such Credit Party (other than sales of Inventory in the ordinary course of business), in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Loan) under Capitalized Lease Obligations incurred with respect to, or secured by a Permitted Encumbrances on, any assets of a Credit Party that are sold or otherwise disposed of in connection with such asset sale, (B) the reasonable out-of-pocket expenses incurred in effecting such issuance, sale or other disposition and (C) any taxes reasonably attributable to such asset sale and reasonably estimated by such Credit Party to be actually payable.

"NOTE" has the meaning ascribed in Section 1.1.

"OBLIGATIONS" means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

"PATENT LICENSE" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

"PATENT SECURITY AGREEMENTS" means the Patent Security Agreements made in favor of Lender by each applicable Credit Party.

"PATENTS" means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

"PBGC" means the Pension Benefit Guaranty Corporation.

"PENSION PLAN" means a Plan described in Section 3(2) of ERISA.

"PERMITTED ACQUISITION" has the meaning ascribed to it in Section 6.1.

"PERMITTED ENCUMBRANCES" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate;

(e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Lender; and (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

"PERMITTED INTELLECTUAL PROPERTY ACQUISITION" shall mean the acquisition by Borrower of the assets of any Person to the extent that such assets consist primarily of copyright protected works and any registrations or applications for registration of any such copyright protected works.

"PERMITTED OVERADVANCE AMOUNT" means an amount, if any, which the Working Capital Lenders determine, in their sole discretion, to advance to Borrower, provided such amount shall not exceed $4,000,000 in the aggregate at any time.

"PERMITTED SALE-LEASEBACK" has the meaning ascribed in Section 6.12.

"PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

"PLAN" means, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

"PLEDGE AGREEMENTS" means each pledge agreement entered into by any Credit Party in favor of Lender.

"PROCEEDS" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

"PROJECTIONS" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and
(d) capitalization statements, all
prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

"PURCHASE" means the acquisition of all or substantially all of the assets of BCI Eclipse, LLC, a New York limited liability company, by BCI, the wholly owned subsidiary of Borrower.

"PURCHASE AGREEMENT" means that certain Asset Purchase Agreement dated __________________ ___, 2003 among Borrower, BCI, BCI Eclipse, LLC and all of the members of BCI Eclipse, LLC.

"PURCHASE DOCUMENTS" means the Purchase Agreement and all other documents, instruments, and agreements and opinions of counsel executed in connection therewith.

"QUALIFIED PLAN" means a Pension Plan that is intended to be tax-qualified under
Section 401(a) of the IRC.

"QUALIFIED ASSIGNEE" means (a) any Affiliate of Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including, without limitation, insurance companies, mutual funds, lease financing companies and commercial finance companies.

"QUARTERLY DATE" means January 1, 2004, April 1, 2004, and the first day of each three calendar month interval occurring thereafter through and including the scheduled Maturity Date.

"QUARTERLY FACILITY FEE" has the meaning ascribed in Section 1.9(a).

"REAL ESTATE" has the meaning ascribed to it in Section 3.6.

"RELATED TRANSACTIONS" means the Loan, the execution and delivery of the Loan Documents and the payment of all fees, costs and expenses associated with all of the foregoing.

"RELEASE" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

"RESTRICTED PAYMENT" means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock;
(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates; and (h) any payment of any

Earnout Amount (as defined in the Purchase Agreement) or similar payment pursuant to the Purchase Agreement.

"RETIREE WELFARE PLAN" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

"SECURITY AGREEMENTS" means the Security Agreements of even date herewith entered into by and among Lender and each Credit Party that is a signatory thereto.

"SELLER" has the meaning ascribed to it in Section 6.1.

"SOFTWARE" means all "software" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

"SOLVENT" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

"STOCK" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

"STOCKHOLDER" means, with respect to any Person, each holder of Stock of such Person.

"SUBORDINATED DEBT" means debt which is subordinated to any or all of the Obligations.

"SUBSIDIARY" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

"SUPPORTING OBLIGATIONS" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

"TARGET" has the meaning ascribed to it in Section 6.1.

"TAXES" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or conduct business or any political subdivision thereof.

"TERMINATION DATE" means the date on which (a) the Loan has been indefeasibly repaid in full, and (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged.

"TITLE IV PLAN" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

"TRADEMARK SECURITY AGREEMENTS" means the Trademark Security Agreements made in favor of Lender by each applicable Credit Party.

"TRADEMARK LICENSE" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

"TRADEMARKS" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

"UNDERWRITING FEE" has the meaning ascribed in Section 1.9(c).

"UNFUNDED PENSION LIABILITY" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

"VENDOR" means a Person who supplies goods to the Borrower which become Inventory of the Borrower.

"WELFARE PLAN" means a Plan described in Section 3(i) of ERISA.

         "WORKING CAPITAL AGENT" shall mean GE Capital, as agent for the Working Capital Lenders and any successor agent for the Working Capital Lenders under the Working Capital Credit Agreement.

         "WORKING CAPITAL BORROWING BASE" means the "Borrowing Base" as such term is defined in the Working Capital Credit Agreement as in effect on the date hereof.

         "WORKING CAPITAL COMMITMENT" has the meaning given to the term "Commitment" in the Working Capital Credit Agreement as in effect on the date hereof.

         "WORKING CAPITAL CREDIT AGREEMENT" shall mean that certain Credit Agreement dated as of October 3, 2001, as amended through the date hereof, among Borrower, GE Capital, as Working Capital Agent, and the Working Capital Lenders, and providing for loans to be made by the Working Capital Lenders to the Borrower on the terms and subject to the conditions set forth therein.

         "WORKING CAPITAL LENDERS" means, collectively, GE Capital and each other party which is or may from time to time become a lender under the Working Capital Credit Agreement.

"WORKING CAPITAL LETTER OF CREDIT OBLIGATIONS" means all outstanding obligations incurred by the Working Capital Lenders, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of letters of credit by a Working Capital Lender or another issuer pursuant to the Working Capital Loan Documents or the purchase of a participation with respect to any letter of credit, including any unpaid reimbursement obligations in respect thereof. The amount of such Working Capital Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by the Working Capital Lenders thereupon or pursuant thereto.

"WORKING CAPITAL LIEN" any Lien of either Lender or Working Capital Agent on any of the Collateral that is senior and prior in right pursuant to the terms of the Intercreditor Agreement to the Lien of the other party to the Intercreditor Agreement.

         "WORKING CAPITAL LOAN DOCUMENTS" shall mean the Working Capital Credit Agreement, and all other notes, documents, agreements and instruments, executed from time to time in connection therewith.

"WORKING CAPITAL LOANS" has the meaning given to the term "Loans" under the Working Capital Credit Agreement as in effect on the date hereof.

"WORKING CAPITAL OBLIGATIONS" means and includes all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to the Working Capital Agent and Working Capital Lenders of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, the Working Capital Credit Agreement or other Working Capital Loan Documents or any other agreement executed in connection therewith, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, and however acquired. The term includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not such interest constitutes an allowed claim), charges, expenses, commitment, facility, closing and collateral management fees, letter of credit fees, attorneys' fees, and any other sum properly chargeable to the Borrower under the Working Capital Credit Agreement or other Working Capital Loan Documents or any other agreement executed in connection therewith.

"WORKING CAPITAL REVOLVING CREDIT LOANS" has the meaning given to the term "Revolving Loan" under the Working Capital Credit Agreement as in effect on the date hereof.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                              ANNEX C (SECTION 1.8)
                                       TO
                                CREDIT AGREEMENT

                             CASH MANAGEMENT SYSTEM

Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

         (a) On or before the Closing Date and until the Termination Date, Borrower shall (i) establish lock boxes ("LOCK BOXES") or, at Lender's discretion, blocked accounts ("BLOCKED ACCOUNTS") at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock
Box) into one or more Blocked Accounts in Borrower's name or any such Subsidiary's name and at a bank identified in Disclosure Schedule (3.19) (each, a "RELATIONSHIP BANK"). On or before the Closing Date, Borrower shall have established a concentration account in its name (the "CONCENTRATION ACCOUNT") (which account may be the same as one of the Blocked Accounts) at the bank that shall be designated as the Concentration Account bank for Borrower in Disclosure Schedule (3.19) (the "CONCENTRATION ACCOUNT BANK") (which bank may be one of the Relationship Banks) which bank shall be reasonably satisfactory to Lender.

         (b) Borrower may maintain, in its name, an account (each a "DISBURSEMENT ACCOUNT" and collectively, the "DISBURSEMENT ACCOUNTS") at a bank acceptable to Working Capital Agent into which Working Capital Agent shall, from time to time, deposit proceeds of the Working Capital Revolving Credit Loans for use by Borrower pursuant to the terms of the Working Capital Credit Agreement.

         (c) On or before the Closing Date (or such later date as Working Capital Agent and Lender shall consent to in writing), the Concentration Account Bank and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Lender, Working Capital Agent (if applicable), Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Working Capital Agent and Lender, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Concentration Account are held by such bank as agent or bailee-in-possession for Working Capital Agent, on behalf of itself and Working Capital Lenders (or upon the occurrence of the Termination Date (as defined in the Working Capital Credit Agreement), Lender), (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, if such Blocked Account is not also the Concentration Account, such bank agrees to forward immediately all amounts in each Blocked Account to the Concentration Account Bank and to commence the process of daily sweeps from such Blocked

Account into the Concentration Account and (B) with respect to the Concentration Account Bank, such bank agrees to immediately forward all amounts received in the Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements. Working Capital Lender may apply all amounts received by it from the Concentration Account Bank and all other Relationship Banks to such of the Working Capital Obligations and in such order as it may elect in its sole discretion and, following payment in full of the Working Capital Obligations (other than unasserted contingent indemnity obligations), cash collateralization of letters of credit outstanding under the Working Capital Credit Agreement and termination of the Working Capital Commitments, Lender may apply all amounts received by it from the Concentration Account Bank and all other Relationship Banks in such order as it may elect in its sole and absolute discretion.

         (d) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Working Capital Agent and Lender shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Working Capital Agent and Lender a tri-party blocked account agreement, in form and substance reasonably satisfactory to Working Capital Agent and Lender. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following notice from Working Capital Agent or Lender that the creditworthiness of any bank holding an account is no longer acceptable in Working Capital Agent's or Lender's reasonable judgment, or as promptly as practicable and in any event within 60 days following notice from Working Capital Agent or Lender that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Working Capital Agent's or Lender's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Working Capital Agent's or Lender's reasonable judgment.

         (e) The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loan and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Lender pursuant to the Security Agreement junior in priority solely to the Working Capital Liens in favor of Working Capital Agent.

         (f) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a "RELATED PERSON") to (i) hold in trust for Working Capital Agent, for the benefit of itself and Working Capital Lenders, and, subject to the terms of the Intercreditor Agreement, Lender, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within 1 Business Day after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account. Borrower and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into Blocked Accounts.

                            ANNEX D (SECTION 2.1(a))
                                       TO
                                CREDIT AGREEMENT

                                CLOSING CHECKLIST

                                 (See Attached)

                            ANNEX E (SECTION 4.1(a))
                                       TO
                                CREDIT AGREEMENT

                FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

Borrower shall deliver or cause to be delivered to Lender, as the following:

         (a) Monthly Financials. Within 30 days after the end of each Fiscal Month (45 days after the end of each Fiscal Month ending on or about March 31, June 30, October 30 or December 31; provided, however, that with respect to such Fiscal Months, the Borrower shall deliver to Lender drafts of the financial statements otherwise required by this sentence within 30 days after the end of each such Fiscal Month), financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month and
(ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "COMPLIANCE CERTIFICATE") showing the calculations used in determining compliance with each Financial Covenant that is tested for a period ending on the last day of such Fiscal Month and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and
(ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

         (b) Operating Plan. As soon as available, but not later than 30 days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the Board of Directors of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability (as defined in the Working Capital Credit Agreement) projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

         (c) Annual Audited Financials. Within 90 days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Lender. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Lender in form and substance reasonably satisfactory to Lender and subject to standard qualifications required by nationally recognized accounting firms, signed by such accounting firm acknowledging that Lender is entitled to rely upon such accounting firm's certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

         (d) Management Letters. Within 5 Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

         (e) Default Notices. As soon as practicable, and in any event within 5 Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

         (f) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders;
(ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

         (g) Equity Notices. As soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Stock of such Person.

         (h) Supplemental Schedules. Supplemental disclosures, if any, required by Section 5.6.

         (i) Litigation. In writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall. In addition, within 15 days after the end of each Fiscal Quarter, the Borrower shall provide the Lender with a summary of all litigation set forth on Disclosure Schedule 3.13 or for which the Lender is otherwise to be notified pursuant to this clause (i).

         (j) Insurance Notices. Disclosure of losses or casualties required by
Section 5.4.

         (k) Lease Default Notices. Within 2 Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Lender may reasonably request.

         (l) Lease Amendments. Within 2 Business Days after receipt thereof, copies of all material amendments to real estate leases.

         (m) Other Documents. Such other financial and other information respecting any Credit Party's business or financial condition as Lender shall, from time to time, reasonably request.

                            ANNEX F (SECTION 4.1(b))
                                       TO
                                CREDIT AGREEMENT

                               COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered to Lender the following:

         (a) On each Business Day or at such more frequent intervals as Lender may request from time to time (together with a copy of all or any part of such delivery requested by Lender in writing after the Closing Date), collateral reports with respect to Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of Borrower, prepared by the Borrower as of the then immediately preceding Business Day;

         (b) Upon its request, and in any event no less frequently than noon Chicago time on Wednesday of each week, (together with a copy of all or any part of the following reports requested by Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrower as of the last day of the immediately preceding week or the date 2 days prior to the date of any such request:

                  (i) a Borrowing Base Certificate with respect to Borrower, accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion; and

                  (ii) with respect to Borrower, a summary of Inventory by location and type in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion.

         (c) Within five (5) business days after the end of each month each of the following reports:

                  (i) with respect to Borrower, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

                  (ii) a summary of Inventory by location and type with a supporting perpetual inventory report, in each case accompanied by supporting Lender;

                  (iii) an aging of accounts payable;

         (d) At the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

                  (i) a reconciliation of the most recent borrowing base computed in connection with the Working Capital Loans, general ledger and month-end Accounts and Inventory reports of Borrower to Borrower's general ledger and monthly Financial Statements delivered pursuant to such Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

                  (ii) a reconciliation of the perpetual inventory by location to Borrower's most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

                  (iii) an aging of accounts payable and a reconciliation of that accounts payable aging to Borrower's general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

                  (iv) a reconciliation of the outstanding Working Capital Loans as set forth in the monthly Loan Account statement provided by Working Capital Agent to Borrower's general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

         (e) At the time of delivery of each of the annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

         (f) Borrower, at its own expense, shall deliver to Lender the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and be continuing, Borrower shall, upon the request of Lender, conduct, and deliver the results of, such physical verifications as Lender may require);

         (g) Borrower, at its own expense, shall deliver to Lender such appraisals of its assets as Lender may request at any time, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Lender, Lender may from time to time at the expense of Borrower obtain appraisals of the Collateral in form and substance acceptable to Lender in its sole discretion conducted by third party independent appraisers acceptable to Lender in its sole discretion. Borrower shall, and shall cause each of its Subsidiaries to cooperate with and promptly provide information relating to the Collateral requested by such appraisers.

         (h) Such other reports, statements and reconciliations with respect to the Working Capital Borrowing Base, Collateral or Obligations of any or all Credit arties as Lender shall from time to time request in its reasonable discretion.

                             ANNEX G (SECTION 6.10)
                                       TO
                                CREDIT AGREEMENT

                               FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

         (a) Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:


                                                                                    Maximum Capital
                 Period                                                         Expenditures per Period
                 ------                                                         -----------------------
                 Fiscal Year ending on or about March 31, 2004                           $2,900,000

                 Fiscal Year ending on or about March 31, 2005                $2,600,000 plus that portion
                                                                              of the $2,900,000 amount for
                                                                               the Fiscal Year ending on
                                                                              March 31, 2004 which was not
                                                                              utilized during such Fiscal
                                                                                          Year

                 Fiscal Year ending on or about March 31, 2006 and each
                 Fiscal Year ending thereafter                                         $2,000,000

         (b) Minimum EBITDA. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter (or calendar month, as applicable) set forth below, EBITDA plus interest income for the 12-month period then ended of not less than the amount set forth opposite such Fiscal Quarter (or calendar month, as applicable) below:


                 Fiscal Quarter or calendar month                                         Amount
                 --------------------------------                                       ----------
                 Fiscal Month ending on November 30, 2003                               $6,500,000

                 Fiscal Month ending on December 31, 2003                               $6,500,000

                 Fiscal Month ending on January 31, 2004                                $7,000,000

                 Fiscal Month ending on February 29, 2004                               $7,000,000

                 Fiscal Month ending on March 31, 2004                                  $7,750,000

                 Fiscal Quarter ending on June 30, 2004                                 $7,750,000

                 Fiscal Quarter ending on September 30, 2004                            $7,750,000

                 Fiscal Quarter ending on December 31, 2004                             $8,500,000

                 Fiscal Quarter ending on March 31, 2005                                $8,500,000



                 Fiscal Quarter or calendar month                                         Amount
                 --------------------------------                                       ----------
                 Fiscal Quarter ending on June 30, 2005                                 $8,500,000

                 Fiscal Quarter ending on September 30, 2005                            $9,250,000

                 Fiscal Quarter ending on December 31, 2005                             $9,250,000

                 Fiscal Quarter ending on March 31, 2006                                $9,250,000

                 Fiscal Quarter ending on June 30, 2006                                 $9,250,000

                 Fiscal Quarter ending on September 30, 2006 and each
                 Fiscal Quarter thereafter                                              $9,500,000


         (c) Minimum Working Capital Ratio. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a ratio of Accounts Payable to Inventory Value as of the last day of such Fiscal Quarter of not less than the ratio set forth opposite such Fiscal Quarter set forth below:


                                                                                   Minimum Working
                 Period                                                             Capital Ratio
                 ------                                                             -------------
                 Fiscal Quarter ending on September 30, 2003                         2.55 to 1.00

                 Fiscal Quarter ending on December 31, 2003                          3.85 to 1.00

                 Fiscal Quarter ending on March 31, 2004                             3.10 to 1.00

                 Fiscal Quarter ending on June 30, 2004                              2.25 to 1.00

                 Fiscal Quarter ending on September 30, 2004                         2.60 to 1.00

                 Fiscal Quarter ending on December 31, 2004                          3.75 to 1.00

                 Fiscal Quarter ending on March 31, 2005                             3.00 to 1.00

                 Fiscal Quarter ending on June 30, 2005                              2.20 to 1.00

                 Fiscal Quarter ending on September 30, 2005                         2.50 to 1.00

                 Fiscal Quarter ending on December 31, 2005                          3.70 to 1.00

                 Fiscal Quarter ending on March 31, 2006                             2.90 to 1.00

                 Fiscal Quarter ending on June 30, 2006                              2.50 to 1.00

                 Fiscal Quarter ending on September 30, 2006                         2.75 to 1.00

                 Fiscal Quarter ending on December 31, 2006                          4.05 to 1.00

                 Fiscal Quarter ending on March 31, 2007                             3.35 to 1.00


         (d) Minimum Fixed Charge Coverage Ratio. Borrowers and their Subsidiaries shall have on a consolidated basis, for each Fiscal Month or Fiscal Quarter set forth below, for the twelve-month period then ended, a ratio of (A) EBITDA plus interest income received during such period to (B) the sum of (i) the aggregate of all Interest Expense paid or accrued during such period, plus (ii) scheduled payments of principal with respect to Indebtedness during such period (other than required payments made pursuant to Section 1.3(b)(ii)), plus (iii) Capital Expenditures during such period (other than Capital Expenditures financed other than with the proceeds of Working Capital Loans), plus (iv) income taxes paid in cash during such period, plus (v) the aggregate amount of all consideration paid for Permitted Intellectual Property Acquisitions during such period, plus (vi) all Restricted Payments made by a Credit Party during such period (other than Restricted Payments (a) made to another Credit Party or (b) which have caused EBITDA to be reduced for such period), of not less than the amount set forth below for each applicable period:


                                                                                  Minimum Fixed Charge
                 Period                                                              Coverage Ratio
                 ------                                                              --------------
                 Fiscal Month ending on November 30, 2003                              1.50:1.00

                 Fiscal Month ending on December 31, 2003                              1.50:1.00

                 Fiscal Month ending on January 31, 2004                               1.50:1.00

                 Fiscal Month ending on February 29, 2004                              1.50:1.00

                 Fiscal Month ending on March 31, 2004                                 1.50:1.00

                 Fiscal Quarter ending on June 30, 2004                                1.50:1.00

                 Fiscal Quarter ending on September 30, 2004                           1.50:1.00

                 Fiscal Quarter ending on December 31, 2004                            1.50:1.00

                 Fiscal Quarter ending on March 31, 2005                               1.50:1.00

                 Fiscal Quarter ending on June 30, 2005                                1.50:1.00

                 Fiscal Quarter ending on September 30, 2005                           1.50:1.00

                 Fiscal Quarter ending on December 31, 2005                            1.50:1.00

                 Fiscal Quarter ending on March 31, 2006                               1.50:1.00
                 Fiscal Quarter ending on June 30, 2006                                1.60:1.00

                 Fiscal Quarter ending on September 30, 2006 and each
                 Fiscal Quarter thereafter                                             1.60:1.00


         (e) Indebtedness to EBITDA. Borrower and its Subsidiaries shall have on a consolidated basis, as of the last day of each Fiscal Quarter a ratio of (i) the average amount of Indebtedness as of the last day of each of the then most recent twelve months to (ii) EBITDA plus interest income for the four Fiscal Quarters then ending of not greater than 3.0:1.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. "ACCOUNTING CHANGES" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Borrower and Lender agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Borrower and Lender cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Lender or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Lender.

                             ANNEX I (SECTION 11.10)
                                       TO
                                CREDIT AGREEMENT

                                NOTICE ADDRESSES

(A)      If to Hilco, at
         Hilco Capital LP
         1 Northbrook Plaza
         5 Revere Drive, Suite 510
         Northbrook, Illinois  60062
         Attention:  Navarre Account Manager
         Telecopier No.: 847-559-9330
         Telephone No.:  847-849-2983

         with copies to:

         Vedder, Price, Kaufman & Kammholz
         222 N. LaSalle Street
         Suite 2400
         Chicago, Illinois 60601
         Attention:  Thomas E. Schnur
         Telecopier No.: 312-609-5005
         Telephone No.:  312-609-7715

(B)      If to Borrower, at
         Navarre Corporation
         7400 49th Avenue North
         New Hope, MN  55428
         Attention:  CFO
         Telecopier No.: 763-533-2156
         Telephone No.:  763-504-1107